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Excerpts from C-COR Incorporated Conference Call

Set forth below are excerpts from the October 25, 2007 conference call held following the release of C-COR Incorporated’s (“C-COR”) earnings for the first quarter of fiscal 2008. The following statements were made by David A. Woodle, Chief Executive Officer, and William T. Hanelly, Chief Financial Officer, of C-COR, and relate to the pending merger of ARRIS Group, Inc. and C-COR Incorporated.

Excerpt 1

(Statement by David Woodle)

Of course, we’re pleased with our results again this quarter and we’re looking forward to completing the acquisition by ARRIS and joining them in terms of making a very effective corporation and with end-to-end broadband capabilities.

Excerpt 2

(Statement by David Woodle)

IP is that capability that allows you to packetize a video stream and send it to your cell phone, send it to your PDA, send it to your computer or television. If we look at what that means to C-COR, and what it will mean to C-COR and ARRIS’ combined company, the telco competitive pressures are driving bandwidth pressures on the cable operators.

Excerpt 3

(Statement by David Woodle)

If we now turn to our announced acquisition by ARRIS, as most of you probably saw in their announcement last night, that they announced, of course subject to regulatory and shareholder approval, we’re now expecting the deal to close in December of this year. We feel that the integration is going well. We’ve talked in the past about the benefit of having the combined billion dollar plus cable focused organization that can build a network infrastructure that’s broadband, that will meet new capacity constraints, be able to manage over it voice, video and data with strong products from both companies and be able to ensure the services are working effectively with strong OSS tools. Those combinations are powerful. They meet the capabilities that are required by our customers to compete.

If we go through our customers that have had great response to this and, of course, everyone says, “ok this acquisition customers like it.” I can tell you I’ve been involved with dozens of acquisitions on both sides of the deal, and even before I came to C-COR, and sometimes you’re in there talking to customers and they say they like it once you explain it to them. And, once in a while, when you talk to customers, they’re telling you why its good. I’ve had a couple of those in the past. And this is one where we talk to customers and they’re explaining to us why this is a good deal. Its because its pretty obvious. Now they have a billion dollar capability that can support them, that has diverse set of products all centered around IP, and is able to provide solutions and provide them synergistically.

To me, the employee side is similar. We have very complimentary products so employees can see the capability of adding those together in the two companies. One example I have here, though, when I was meeting with our OSS employees and Bob Stanzione and I were going through those discussions, what we saw wasn’t just employees saying “yeah, this makes sense.” These were individuals saying that they manage not millions, but tens of millions of devices out there and work with all of the CMTS vendors and all of the modem vendors and that ARRIS has had very high quality products, providing easy interfaces to work with. Most importantly, if they had any questions or concerns or were trying to figure out how to make it work, ARRIS was most responsive. They came in with a clear understanding of all the players and were very positive on how they are going to work with this company. I’ve already been working with them, and its going to be great. I feel very good about how the integration planning has been going.

We’ve been able to identify a number of ideas by all those smart people on both ends of the spectrum that have been building and integrating these products for years. They’re getting together now and deciding how we can build a better integrated solution and there’s some great ideas coming out of that. I’m feeling better than I did when we first looked at the benefits that we could provide moving forward. We feel that this will move forward through this year and we’ll see those results in calendar 2008.

Excerpt 4

Q: Alan Davis: Any expected merger related costs in the quarter:

A: William Hanelly: I think that the merger related costs we see going forward relate to integration and planning and are a lot more difficult to break out. What we reported in the Q1 results was really the third party legal expense, due diligence, support, etc, and the bulk of that is behind us. There’ll be some additional legal expenses, but it won’t be of the same magnitude, by any means, that we incurred in the first quarter.

Q Alan Davis: Just to confirm on the deal, at the low end, you are guaranteed in cash and stock at $13.08? Is that correct?

A David Woodle: That’s correct.

Q Brian Coyne: Could you give us any update where you think the deferred revenue impact might be? In a previous call with ARRIS to discuss the acquisition, David Potts outlined a sense of about 36 million or so in deferred revenue and that the combined entity would be able to recognize that through the P&L of about a million dollars a quarter. Is there anyway you can, without the benefit of a new chart, quantify that of give us an update?

A David Woodle: That really an ARRIS decision, and they need to do that through their accounting process. We really have to ask you to work with them. That way, its going to be how they manage it. I think its best handled with them.

A David Woodle: I just want to clarify what we’re going through because I answered quickly yes to the $13.08. That is the minimum guaranteed at the bottom of the collar. If the price went below the collar, the decision would have to be made by the companies if they want to proceed. So, I just want to clarify that part of the deal within the bottom of the collar, that’s how it works at $13.08. I just wanted to be clear about that. If the price went below that and both parties decided to do something, it could be lower than that in that case. You’d have to make a conscious decision.

Important Information for Investors and Stockholders

In connection with the proposed combination of ARRIS and C-COR, ARRIS has filed with the SEC a registration statement on Form S-4, which includes a proxy statement of C-COR and a proxy statement and prospectus of ARRIS and C-COR has filed the preliminary proxy statement. Shareholders are urged to read the final joint proxy statement/prospectus regarding the proposed transaction when the SEC declares it effective because it will contain important information. Shareholders are able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about ARRIS and C-COR, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to ARRIS Group Inc, 3871 Lakefield Drive, Suwanee, Georgia 30024, Attention: Investor Relations (678) 473-2647, or to C-COR, 60 Decibel Road, State College, Pennsylvania 16801, Attention: Director of Investor Relations (800) 233-2267 ext. 4402.

C-COR and certain executive officers and other members of its management may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of C-COR’s participants in the solicitation, which may be different than those of C-COR stockholders generally, is set forth in the proxy statement/prospectus relating to the merger.